Exhibit 99.1
FOR IMMEDIATE RELEASE – January 27, 2022
Carter Bankshares, Inc. Announces Fourth Quarter and Full Year 2021 Financial Results
Martinsville, VA, January 27, 2022 – Carter Bankshares, Inc. (the “Company”) (NASDAQ:CARE), the holding company of Carter Bank & Trust (the “Bank”) today announced net income of $5.6 million, or $0.21 diluted earnings per share, for the fourth quarter of 2021 compared to net income of $11.2 million, or $0.42 diluted earnings per share, in the third quarter of 2021 and $2.9 million, or $0.11 diluted earnings per share, for the fourth quarter of 2020. The quarterly pre-tax pre-provision income1 was $7.6 million for the quarter ended December 31, 2021, $11.6 million for the quarter ended September 30, 2021 and $7.9 million for the quarter ended December 31, 2020.
Fourth Quarter 2021 Financial Highlights
•Nonperforming loans (“NPL”) declined $1.5 million, or 16.6%, to $7.4 million at December 31, 2021 compared to September 30, 2021, primarily due to paydowns from borrower asset sales of $2.4 million and $1.9 million of charge-offs recognized on two credits within one relationship. The decline during the quarter was offset by new NPLs totaling $2.8 million, of which $2.7 million related to one loan. NPLs as a percentage of total portfolio loans were 0.26% at December 31, 2021 compared to 0.31% at September 30, 2021;
•The provision for credit losses totaled $0.9 million for the quarter ended December 31, 2021, compared to $(0.4) million for the quarter ended September 30, 2021. The increase primarily relates to $0.5 million of charge-offs that were not previously reserved due to the sale of two notes in the fourth quarter of 2021. Also impacting the change was a decline in the valuation on one individually evaluated loan of $0.5 million. The provision in the third quarter of 2021 was attributable to the sale of nine notes within two performing relationships that had been previously reserved;
•Net interest income decreased $1.4 million, or 4.6%, to $28.1 million compared to the third quarter of 2021 primarily due to late charges of $0.9 million collected during the third quarter of 2021, offset by an eight basis point decrease in funding costs;
•Net interest margin, on a fully taxable equivalent basis3 (“FTE”), decreased 14 basis points to 2.82% compared to 2.96% for the third quarter of 2021 primarily due to the aforementioned late charges, which accounted for 10 basis points of the decline;
•Total deposits increased $32.0 million, or 0.9%, to $3.7 billion at December 31, 2021 compared to September 30, 2021 primarily due to increased core deposits. Core deposits, including noninterest-bearing and interest-bearing demand deposits, money market accounts and savings, increased by $90.7 million, or 4.0%, compared to September 30, 2021.
For the year ended December 31, 2021, net income was $31.6 million, or $1.20 diluted earnings per share, compared to a net loss of $45.9 million, or $1.74 per share for the year ended December 31, 2020. The loss was related to a one-time charge resulting from goodwill impairment. This impairment charge reduced net income by $62.2 million, resulting in a net loss in 2020. Pre-tax pre-provision income1 was $37.8 million for the full year December 31, 2021 and $35.1 million for December 31, 2020 excluding the goodwill impairment charge.
Full Year 2021 Financial Highlights
•NPLs decreased significantly by $24.6 million, or 76.9%, compared to December 31, 2020, primarily due to the resolution of our largest NPL relationship during 2021 and a significant reduction of our second largest

NPL relationship. NPLs as a percentage of total portfolio loans were 0.26% at December 31, 2021 compared to 1.09% at December 31, 2020;
•The provision for credit losses totaled $3.4 million for the year ended December 31, 2021, compared to $18.0 million for the full year December 31, 2020;
•Net interest income increased $6.1 million, or 5.8%, to $111.2 million for the full year 2021 compared to $105.1 million for the full year 2020 primarily due to the collection of significant late fees and enhanced return on restructured loan assets, as well as a decline in funding costs during 2021;
•Net interest margin, on an FTE basis3, increased four basis points to 2.84% for the year ended 2021 compared to 2.80% for the year ended 2020;
•Total deposits increased $13.8 million from December 31, 2020 primarily from increased core deposits, offset by the intentional runoff of higher cost certificates of deposit (“CDs”) of $270.5 million, as well as the sale of four branches with deposits totaling $84.7 million, and the closure of an additional 20 branches during 2021.
“We continue to be pleased with the direction of the Company, demonstrated by our progress in 2021. The continued decline in problem assets is a positive reflection of our efforts to improve the asset quality of the Company. Credit quality metrics with respect to delinquency and NPLs are currently at record lows for our Company, and are in the top quartile of our peer group,” stated Litz H. Van Dyke, Chief Executive Officer. “We also continue to make progress in improving the fundamentals of the Company, including a better deposit mix, a continued reduction in our cost of funds, an improved net interest margin and improved financial metrics. All of these improving factors assist us in driving toward creating more operating leverage and stronger financial performance. We are very proud of our associates in helping to drive these positive trends, while professionally and safely dealing with the challenges presented by the pandemic. We believe we are well positioned to meet the challenges that 2022 will bring.”
Van Dyke continued, “On December 13, 2021, we announced a stock repurchase program to purchase up to two million shares of the Company’s common stock over the next twelve months. Given our strong capital position, we believe that this program is the most prudent way to generate shareholder value and increase our Company’s valuation. We have actively been in the market buying shares since late December.”
Fourth Quarter of 2021 Operating Highlights
Net interest income decreased $1.4 million, or 4.6%, to $28.1 million compared to the third quarter of 2021 and increased $1.9 million, or 7.3%, as compared to the fourth quarter of 2020. The net interest margin, on an FTE basis3, decreased 14 basis points to 2.82% for the fourth quarter of 2021 compared to 2.96% for the quarter ended September 30, 2021 and increased 11 basis points compared to the fourth quarter of 2020. The yield on interest-earning assets decreased 20 basis points and 15 basis points compared to the quarters ended September 30, 2021 and December 31, 2020, respectively. Funding costs declined eight basis points compared to the previous quarter and 33 basis points compared to the same quarter of 2020.
The Company continues to focus on the expansion of net interest income and net interest margin. The decline during the fourth quarter of 2021 compared to the third quarter of 2021 was primarily due to the collection of significant late fees related to one large credit relationship restructured during the third quarter of 2021. Certain of these restructured loans may not be renewed at maturity and/or may not otherwise impact the net interest income and net interest margin as significantly in future periods.
The provision for credit losses increased to $0.9 million for the fourth quarter of 2021 compared to $(0.4) million in the third quarter of 2021. The increase to the provision for credit losses during the fourth quarter was primarily driven by charge-offs that were not previously reserved of $0.5 million related to the sale of two notes in the fourth quarter of 2021 and a $0.5 million decline in valuation on one impaired loan offset by a reduction in reserves due to curtailments. The provision in the third quarter of 2021 was attributable to the sale of nine loans within two performing relationships that had been previously reserved and released.
The provision for unfunded commitments in the fourth quarter of 2021 was a release of $(0.3) million compared to a release of $(0.1) million in the third quarter of 2021.
At December 31, 2021, NPLs declined $1.5 million, or 16.6%, to $7.4 million since September 30, 2021. The decrease was driven by paydowns of $2.4 million from borrower asset sales in addition to the net charge-offs totaling $1.9 million. The recognition of charge-offs totaling $1.9 million occurred in the largest NPL relationship as of the quarter ended December 31, 2021. This relationship was comprised of four notes with various sources of repayment and collateral; however, all notes were cross-collateralized as part of the workout strategy.
During the fourth quarter of 2021 we received $2.4 million from borrower asset sales which concluded one of the principal notes and allowed us to quantify the remaining loss in the relationship. The Bank recognized net-charge-offs of $1.9 million, which were previously established reserves. The NPL balance of this relationship is $0.8 million and is adequately protected with collateral resulting in no individually evaluated loan reserve.
This relationship also includes two performing loans with an aggregate balance of $0.5 million as of December 31, 2021. This decrease in NPL noted above was offset by new NPLs totaling $2.8 million, of which $2.7 million is related to one loan. This individually analyzed loan has a specific allocation of $1.0 million as of December 31, 2021. Although this loan was transferred to NPL in the fourth quarter of 2021, it was previously accounted for as an individually evaluated loan with a reserve of $1.2 million as of September 30, 2021. In the fourth quarter of 2021, we received a principal reduction of $0.3 million, which reduced the individually evaluated loan reserve by $0.2 million, net of estimated liquidation expenses.
Net charge-offs were $4.3 million for the fourth quarter of 2021 compared to $0.7 million for fourth quarter of 2020. The fourth quarter increase related to $2.2 million net charge-offs from the aforementioned loan sale of two notes which resulted in additional provision expense of $0.5 million and a net charge-off of $1.9 million for a lot development relationship that was classified as NPL during the fourth quarter of 2021.
As a percentage of average portfolio loans, on an annualized basis, net charge-offs were 0.60% and 0.09% for the fourth quarter of 2021 and 2020, respectively. Generally, these net charge-offs were part of an overall strategy to reduce NPLs. NPLs as a percentage of total portfolio loans were 0.26%, 0.31% and 1.09% as of December 31, 2021, September 30, 2021 and December 31, 2020, respectively.
Total noninterest income was $5.8 million for the fourth quarter of 2021, a decrease of $1.1 million, or 16.5%, from the third quarter of 2021 and an increase of $0.2 million compared to the fourth quarter of 2020. The decrease of $1.1 million from the third quarter of 2021 was primarily driven by the declines in net security gains of $0.9 million and lower commercial loan swap fees of $0.7 million, offset by an increase of $0.4 million in insurance commissions. The increase of $0.2 million from the fourth quarter of 2020 was impacted by a $1.2 million increase in insurance commissions and $0.1 million increase in service charges, commission and fees, offset by declines in net security gains of $0.5 million and lower commercial loan swap fees of $0.6 million. The fluctuations in commercial loan swap fee income is due primarily to the timing and demand for this product in the current low interest rate environment.
Total noninterest expense was $26.2 million for the fourth quarter of 2021, an increase of $1.6 million, or 6.3%, compared to the third quarter of 2021 and an increase of $2.4 million compared to the fourth quarter of 2020. The increase from the third quarter of 2021 was primarily due to the $2.3 million increase in salaries and employee benefits. These increases are a result of additional profit sharing of $1.1 million due to better financial performance in the second half of 2021, $0.4 million in higher medical expenses and $0.6 million in vacation carryover. Offsetting these increases were decreases, compared to the third quarter of 2021, of $0.4 million in losses on sales and write-downs of other real estate owned (“OREO”) due to a $0.6 million loss on the sale of

OREO on 13 properties recorded in the third quarter and decrease in Federal Deposit Insurance Corporation (“FDIC”) insurance of $0.3 million in the fourth quarter of 2021 as a result of improved financial metrics.
There were various fluctuations impacting the increase of $2.4 million from the fourth quarter of 2020 with the majority included in salaries and employee benefits of $1.8 million and unfunded loan commitment expense of $0.5 million. Similar to the above mentioned increases in salaries and employee benefits, profit sharing increased $1.1 million and medical expenses increased $0.7 million compared to the year ago period in 2020. The increase in unfunded loan commitment expense is a result of the adoption of Current Expected Credit Loss (“CECL”) as unfunded loan commitment expense is now recorded as part of provision for credit losses instead of noninterest expense, where it was previously recorded. Other items impacting the increase included $0.3 million in other noninterest expense, $0.2 million in debit card expense, $0.2 million in tax credit amortization and $0.1 million in advertising expense. Offsetting these various increases from the year ago quarter was the above mentioned decrease in FDIC insurance expense of $0.4 million due to improved financial metrics, as well as a decline in professional and legal expenses of $0.3 million.
Full Year 2021 Operating Highlights
Net interest income increased $6.1 million, or 5.8%, to $111.2 million for the full year 2021 compared to $105.1 million for the full year 2020. The net interest margin, on an FTE basis3, increased four basis points to 2.84% for the year ended 2021 compared to 2.80% for the year ended 2020. The yield on interest-earning assets decreased 33 basis points compared to December 31, 2020 and funding costs declined 45 basis points compared to the same period.
The Company elected to defer its adoption of CECL in accordance with relief provided under the U.S. Coronavirus Aid, Relief, and Economic Security (“CARES”) Act until January 1, 2021. Management believes the allowance for credit losses (“ACL”) is adequate to absorb expected losses in the Bank’s loan portfolio at December 31, 2021.
The provision for credit losses decreased $14.6 million to $3.4 million for the year ended 2021 compared to $18.0 million for the year ended 2020. The decline in the provision for credit losses is primarily due to the adoption of CECL in 2021, an increase in qualitative loss factors as a result of the estimated economic impact of COVID-19 during 2020 and the relatively stable economy from the date of adoption through December 31, 2021.
The release of $1.3 million was recorded in 2021 for the provision for unfunded commitments. Per the guidance related to CECL, unfunded loan commitments are included as part of the provision for credit losses rather than noninterest expense, where it was previously recorded.
Net charge-offs were $23.1 million for the full year 2021 compared to $2.7 million for the full year 2020. The increase in charge-offs is primarily attributable to the resolution of five problem relationships during 2021, in which the majority were previously reserved. As a percentage of average portfolio loans, on an annualized basis, net charge-offs were 0.79% and 0.09% for the years ended 2021 and 2020, respectively.
Total noninterest income increased $2.3 million to $28.9 million for the full year 2021 compared to $26.6 million for the full year 2020. The increases included $2.0 million in service charges, commission and fees, $1.4 million in debit card interchange fees and $0.7 million in other noninterest income, offset by lower commercial loan swap fee income of $1.6 million. Service charges, commission and fees increased due to reinstating fees that were previously waived during 2020 for customers affected by the COVID-19 pandemic, debit card interchange fees increased due to usage and other noninterest income increased due to gains received on the sale of bank branches during 2021. The fluctuations in commercial loan swap fee income is due primarily to the timing and demand for this product in the current low interest rate environment.
Total noninterest expense decreased $56.5 million to $102.3 million for the full year 2021 compared to $158.8 million compared to the full year 2020. The decline was driven by the aforementioned one-time charge resulting from goodwill impairment of $62.2 million recorded in the third quarter of 2020. Offsetting the decrease were increases of $2.2 million for nonrecurring write-downs related to closed bank branches, which are included in losses on sales and write-downs of OREO, net, $1.8 million in salaries and employee benefits, $1.1 million in data processing expense and $0.6 million in tax credit amortization. Similar to the quarterly increase in salaries and employee benefits was increased profit sharing of $1.1 million and higher medical expenses of $1.7 million, offset by lower salaries of $1.3 million due to our branch network optimization project. Higher data processing expenses resulted from increased customer accounts and new modules added to our core processor and the increase in tax credit amortization was due to new historic tax credits entered into throughout 2021.
Financial Condition
Total assets decreased $45.4 million to $4.1 billion at December 31, 2021 compared to $4.2 billion at December 31, 2020. Total portfolio loans decreased $135.0 million, or 4.6%, to $2.8 billion at December 31, 2021 compared to December 31, 2020 primarily due to $62.0 million of loan sales, large commercial loan payoffs and mortgage refinancing sold in the secondary markets. OREO decreased $4.8 million at December 31, 2021 compared to December 31, 2020 due to the sale of 23 branches and six OREO properties during 2021.
Closed retail bank office carrying values decreased $1.5 million and have a remaining book value of $1.0 million at December 31, 2021 compared to $2.5 million at December 31, 2020. During 2021, 20 branch closures were completed and 16 of these were sold as part of our branch network optimization project that aligns with our strategic goals to enhance franchise value and improve operating efficiency.
Federal Reserve Bank excess reserves increased $12.7 million to $176.2 million at December 31, 2021 from $163.5 million at December 31, 2020 due to active balance sheet management.
The securities portfolio increased $143.7 million, or 18.5%, and is currently 22.3% of total assets at December 31, 2021 compared to 18.6% of total assets at December 31, 2020. The increase is a result of active balance sheet management. We have further diversified the securities portfolio as to bond types, maturities and interest rate structures.
Total deposits increased $13.8 million to $3.7 billion at December 31, 2021 compared to December 31, 2020. The increase from December 31, 2020 was due to an increase of $369.0 million, or 18.6% in all core deposit categories, which includes noninterest-bearing and interest-bearing demand deposits, money market accounts and savings accounts. The increase in core deposits was offset by the intentional runoff of $270.5 million of higher cost CDs and $84.7 million of deposits held-for-assumption in connection with the sale of four bank branches, which were completed during the second quarter of 2021. At December 31, 2021, noninterest-bearing deposits comprised 20.2% compared to 19.0% of total deposits at December 31, 2020. CDs comprised 36.3% and 43.8% of total deposits at December 31, 2021 and December 31, 2020, respectively.
The Bank provided loan payment deferrals to customers under Section 4013 of the CARES Act and regulatory interagency guidance regarding loan modifications. The Bank launched successive deferral programs with short-term expirations. The Part I program was launched on March 23, 2020 and expired on August 31, 2020. The deferrals in Part I provided for deferral of principal and up to the deferral of principal and interest, if requested through the expiry. The Part II program extended deferrals through December 31, 2020 subject to the collection of updated financial information and validation of need. For these borrowers the Bank requested verification of business and/or guarantor liquidity to ascertain the viability of the business in a post-pandemic environment. Prior to the extension of the CARES Act, the Bank launched the Part III program which offered borrowers in the Part II program an extension of deferrals through June 30, 2021. Borrowers who opted into the Part III program were required to provide monthly financial statements and remit payments on a quarterly basis equal to the lesser of: i) 90% of free cash flow (EBITDA) or, ii) the otherwise contractual payment (“recapture payment”). Following the expiration of the deferral programs on June 30, 2021, for term loans, payments were applied to accrued interest first and once accrued interest is current, payments will be applied to principal. Deferred principal will be due at maturity. For interest only loans, such as lines of credit, deferred interest will be due at maturity. Cumulative deferred interest totaled $12.0 million as of June 30, 2021, but declined to $1.8 million as of December 31, 2021.
The Bank also participated in the Paycheck Protection Program (“PPP”) established by the CARES Act. During the first round of PPP, we approved 451 loans that were referred to an online small business lender, totaling $17.9 million. Through the second round we had approved 515 loan applications totaling $39.9 million through our internal lending program, of which 498 loans totaling $38.5 million have been fully forgiven by the Small Business Administration (“SBA”). The $57.8 million in PPP loans originated during the first two rounds of PPP generated $1.5 million in fees, which have been, or will be, recognized in income as loans are forgiven, or over the remaining life of the loan for any portion that is not forgiven. On December 22, 2020 Congress passed legislation that was signed into law on December 27, 2020, making available a third round of PPP funding. We provided access to the program through our internal lending program for our current business customers. As of December 31, 2021, we had approved 136 loan applications totaling $11.0 million, of which 125 loans totaling $9.8 million have been fully forgiven by the SBA and generated an additional $0.6 million in fees. These loans, as they were forgiven, generated fee income of $0.1 million and $0.2 million, and $1.1 million and $0.3 million, for the three and twelve months ended December 31, 2021 and December 31, 2020, respectively.
The Company remains well capitalized. The Company’s Tier 1 Capital ratio was 14.21% at December 31, 2021 as compared to 13.08% at December 31, 2020. The Company’s leverage ratio was 10.62% at December 31, 2021 as compared to 10.26% at December 31, 2020. The Company’s Total Risk-Based Capital ratio was 15.46% at December 31, 2021 as compared to 14.33% at December 31, 2020. In March 2020, the banking regulators issued an interim final rule (“IFR”) to delay the estimated impact on regulatory capital stemming from the implementation of CECL. The IFR maintains the three-year transition option in the previous rule and provides banks the option to delay for two years an estimate of CECL’s effect on regulatory capital, relative to the incurred loss methodology’s effect on regulatory capital, followed by a three-year transition period (five-year transition option). We adopted CECL effective January 1, 2021 and elected to implement the capital transition relief over the permissible three-year period.
Total capital of $407.6 million at December 31, 2021, reflects a decrease of $32.6 million as compared to December 31, 2020. This decrease during 2021 is primarily due to the transitional adjustment of $50.7 million, net of tax for the adoption of CECL, a $14.0 million decrease in other comprehensive income due to changes in fair value of available-for-sale investment securities and the $0.5 million related to the repurchase of common stock, offset by net income of $31.6 million for the year ended December 31, 2021. The remaining difference of $1.0 million is related to restricted stock activity through December 31, 2021.
At December 31, 2021, funding sources accessible to the Company include borrowing availability at the Federal Home Loan Bank (“FHLB”), equal to 25.0% of the Company’s assets or approximately $1.0 billion, subject to the amount of eligible collateral pledged, federal funds unsecured lines with six other correspondent financial institutions in the amount of $145.0 million and access to the institutional CD market. In addition to the above funding resources, the Company also has $743.8 million of unpledged available-for-sale investment securities as an additional source of liquidity.
On December 13, 2021, the Company authorized, effective December 10, 2021, a common share repurchase program to purchase up to two million shares of the Company’s common stock in the aggregate over a period of twelve months. As of December 31, 2021, 30,407 common shares had been repurchased under this program at an average price of $15.22 per share.

About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and services through its subsidiary Carter Bank & Trust. The Company has $4.1 billion in assets and 69 branches in Virginia and North Carolina. For more information or to open an account visit www.CBTCares.com.
Important Note Regarding Non-GAAP Financial Measures
In addition to traditional measures presented in accordance with GAAP, our management uses, and this press release contains or references, certain non-GAAP financial measures and should be read along with the accompanying tables in our definitions and reconciliations of GAAP to non-GAAP financial measures. This press release and the accompanying tables discuss financial measures that we believe are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.
Important Note Regarding Forward-Looking Statements
This information contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to our financial condition, litigation to which the Company is or has been a party and the potential impacts thereof, results of operations, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels and asset quality. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “ believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to: changes in accounting policies, practices, or guidance, for example, our adoption of CECL; cyber-security threats, attacks or events; rapid technological developments and changes; changes in the Company’s liquidity and capital positions; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts or public health events (such as the ongoing COVID-19 pandemic), and of any governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth; sensitivity to the interest rate environment including a prolonged period of low interest rates, a rapid increase in interest rates or a change in the shape of the yield curve; a change in spreads on interest-earning assets and interest-bearing liabilities; regulatory supervision and oversight; legislation affecting the financial services industry as a whole, and the Company and the Bank, in particular; the outcome of pending and future litigation and governmental proceedings, including litigation or actions arising from the Company’s participation in and administration of programs related to COVID-19, including, among other things, the PPP under the CARES Act; increasing price and product/service competition; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; managing our internal growth and acquisitions; the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or more costly than anticipated; material increases in costs and expenses; reliance on significant customer relationships; general economic or business conditions, including unemployment levels, continuing supply chain disruptions and slowdowns in economic growth, particularly related to the sustained economic impacts of the COVID-19 pandemic; changes in the Company’s branch expansions and consolidations, including that the anticipated benefits of the Company’s branch network optimization project are not fully realized in a timely manner or at all, deterioration of the housing market and reduced demand for mortgages; re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses. Many of these factors, as well as other factors, are described in our filings with the SEC. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are prepared. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.
Carter Bankshares, Inc.
Wendy Bell, 276-656-1776
Senior Executive Vice President & Chief Financial Officer
wendy.bell@CBTCares.com

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
BALANCE SHEETS

(Dollars in Thousands, except per share data)	December 31, 2021	September 30, 2021	December 31, 2020

	(audited)	(unaudited)	(audited)
ASSETS
Cash and Due From Banks	$36,698	$43,061	$38,535
Interest-Bearing Deposits in Other Financial Institutions	64,905	61,435	39,954
Federal Reserve Bank Excess Reserves	176,196	121,300	163,453
Total Cash and Cash Equivalents	277,799	225,796	241,942
Securities Available-for-Sale, at Fair Value	922,400	897,546	778,679
Loans Held-for-Sale	228	4,889	25,437
Loans Held-for-Sale in Connection with Sale of Bank Branches, at the lower of cost or fair value	—	—	9,835
Portfolio Loans	2,812,129	2,884,157	2,947,170
Allowance for Credit Losses	(95,939)	(99,294)	(54,074)
Portfolio Loans, net	2,716,190	2,784,863	2,893,096
Bank Premises and Equipment, net	75,297	74,771	85,307
Bank Premises and Equipment Held-for-Sale, net	—	—	2,293
Other Real Estate Owned, net	10,916	13,265	15,722
Federal Home Loan Bank Stock, at Cost	2,352	3,215	5,093
Bank Owned Life Insurance	55,378	55,028	53,997
Other Assets	73,186	74,690	67,778
Total Assets	$4,133,746	$4,134,063	$4,179,179

LIABILITIES
Deposits:
Noninterest-Bearing Demand	$747,909	$722,145	$699,229
Interest-Bearing Demand	452,644	433,144	366,201
Money Market	463,056	432,167	294,229
Savings	690,549	676,035	625,482
Certificates of Deposit	1,344,318	1,402,982	1,614,770
Deposits Held for Assumption in Connection with Sale of Bank Branches	—	—	84,717
Total Deposits	3,698,476	3,666,473	3,684,628
Federal Home Loan Bank Borrowings	7,000	30,000	35,000
Other Liabilities	20,674	31,720	19,377
Total Liabilities	3,726,150	3,728,193	3,739,005

SHAREHOLDERS' EQUITY
Common Stock, Par Value $1.00 Per Share, Authorized 100,000,000 Shares;
26,430,919 Outstanding at December 31, 2021, 26,461,426 at September 30, 2021 and 26,385,041 at December 31, 2020	26,431	26,461	26,385
Additional Paid-in-Capital	143,988	144,153	143,457
Retained Earnings	235,475	229,865	254,611
Accumulated Other Comprehensive Income	1,702	5,391	15,721
Total Shareholders' Equity	407,596	405,870	440,174
Total Liabilities and Shareholders' Equity	$4,133,746	$4,134,063	$4,179,179

PERFORMANCE RATIOS
Return on Average Assets (Annualized)	0.76%	0.84%	(1.12)%
Return on Average Shareholders' Equity (Annualized)	7.92%	8.76%	(9.78)%
Portfolio Loan to Deposit Ratio	76.03%	78.66%	79.99%
Allowance for Credit Losses to Total Portfolio Loans	3.41%	3.44%	1.83%

CAPITALIZATION RATIOS
Shareholders' Equity to Assets	9.86%	9.82%	10.53%
Tier 1 Leverage Ratio	10.62%	10.48%	10.26%
Risk-Based Capital - Tier 1	14.21%	13.85%	13.08%
Risk-Based Capital - Total	15.46%	15.11%	14.33%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
INCOME STATEMENTS

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020

	(audited)	(unaudited)	(audited)	(audited)	(audited)
Interest Income	$32,933	$34,913	$33,502	$133,897	$140,941
Interest Expense	4,883	5,512	7,349	22,714	35,826
NET INTEREST INCOME	28,050	29,401	26,153	111,183	105,115

Provision for Credit Losses	939	(413)	4,821	3,350	18,006
Provision for Unfunded Commitments	(324)	(60)	—	(1,269)	—
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	27,435	29,874	21,332	109,102	87,109

NONINTEREST INCOME
Gains on Sales of Securities, net	419	1,341	959	6,869	6,882
Service Charges, Commissions and Fees	1,704	1,660	1,623	6,662	4,668
Debit Card Interchange Fees	1,770	1,751	1,587	7,226	5,857
Insurance Commissions	802	427	(395)	1,901	1,728
Bank Owned Life Insurance Income	349	349	346	1,380	1,400
Other Real Estate Owned Income	8	7	61	90	340
Commercial Loan Swap Fee Income	359	1,096	931	2,416	4,051
Other	365	284	477	2,337	1,654
TOTAL NONINTEREST INCOME	5,776	6,915	5,589	28,881	26,580

NONINTEREST EXPENSE
Salaries and Employee Benefits	15,073	12,816	13,284	54,157	52,390
Occupancy Expense, net	3,258	3,333	3,292	13,556	13,369
FDIC Insurance Expense	275	582	685	2,157	2,313
Other Taxes	824	825	808	3,129	3,151
Advertising Expense	366	196	223	952	1,633
Telephone Expense	501	519	578	2,208	2,303
Professional and Legal Fees	1,347	1,244	1,696	5,255	5,006
Data Processing	865	1,018	731	3,758	2,648
Losses on Sales and Write-downs of Other Real Estate Owned, net	199	608	78	3,622	1,435
Losses on Sales and Write-downs of Bank Premises, net	117	7	11	231	99
Debit Card Expense	732	700	576	2,777	2,565
Tax Credit Amortization	427	427	272	1,708	1,088
Unfunded Loan Commitment Expense	—	—	(503)	—	(252)
Other Real Estate Owned Expense	127	84	246	407	657
Goodwill Impairment Expense	—	—	—	—	62,192
Other	2,125	2,326	1,864	8,368	8,178
TOTAL NONINTEREST EXPENSE	26,236	24,685	23,841	102,285	158,775

INCOME (LOSS) BEFORE INCOME TAXES	6,975	12,104	3,080	35,698	(45,086)
Income Tax Provision	1,365	931	138	4,108	772
NET INCOME (LOSS)	$5,610	$11,173	$2,942	$31,590	$(45,858)

Shares Outstanding, at End of Period	26,430,919	26,461,426	26,385,041	26,430,919	26,385,041
Average Shares Outstanding-Diluted	26,350,877	26,348,488	26,300,754	26,342,729	26,379,774

PER SHARE DATA
Diluted Earnings (Loss) Per Common Share	$0.21	$0.42	$0.11	$1.20	$(1.74)
Book Value	$15.42	$15.34	$16.68	$15.42	$16.68
Market Value	$15.39	$14.22	$10.72	$15.39	$10.72

PROFITABILITY RATIOS (non-GAAP)
Net Interest Margin (FTE)[3]	2.82%	2.96%	2.71%	2.84%	2.80%
Core Efficiency Ratio[4]	76.58%	68.97%	76.52%	73.52%	75.20%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (QTD AVERAGES)
(Unaudited)

	December 31, 2021			September 30, 2021			December 31, 2020
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$220,871	$89	0.16%	$191,047	$76	0.16%	$123,118	$34	0.11%
Tax-Free Investment Securities[3]	25,586	210	3.26%	26,849	221	3.27%	63,574	491	3.07%
Taxable Investment Securities	881,866	3,154	1.42%	836,957	3,163	1.50%	698,761	3,018	1.72%
Total Securities	907,452	3,364	1.47%	863,806	3,384	1.55%	762,335	3,509	1.83%
Tax-Free Loans[3]	164,587	1,288	3.10%	174,680	1,350	3.07%	265,649	2,119	3.17%
Taxable Loans	2,689,767	28,483	4.20%	2,755,595	30,403	4.38%	2,757,028	28,341	4.09%
Total Loans	2,854,354	29,771	4.14%	2,930,275	31,753	4.30%	3,022,677	30,460	4.01%
Federal Home Loan Bank Stock	2,475	23	3.69%	3,215	30	3.70%	5,093	48	3.75%
Total Interest-Earning Assets	3,985,152	33,247	3.31%	3,988,343	35,243	3.51%	3,913,223	34,051	3.46%
Noninterest Earning Assets	160,952			169,554			237,161
Total Assets	$4,146,104			$4,157,897			$4,150,384

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$446,506	$280	0.25%	$424,517	$278	0.26%	$358,024	$214	0.24%
Money Market	449,229	253	0.22%	420,946	307	0.29%	249,879	232	0.37%
Savings	682,018	175	0.10%	668,436	176	0.10%	626,744	162	0.10%
Certificates of Deposit	1,371,829	4,099	1.19%	1,435,716	4,623	1.28%	1,711,053	6,619	1.54%
Total Interest-Bearing Deposits	2,949,582	4,807	0.65%	2,949,615	5,384	0.72%	2,945,700	7,227	0.98%
Federal Funds Purchased	1	—	1.15%	—	—	—%	—	—	—%
Federal Home Loan Bank Borrowings	10,272	36	1.39%	30,000	89	1.18%	35,000	101	1.15%
Other Borrowings	3,396	40	4.67%	3,437	39	4.50%	1,721	21	4.85%
Total Borrowings	13,669	76	2.21%	33,437	128	1.52%	36,721	122	1.32%
Total Interest-Bearing Liabilities	2,963,251	4,883	0.65%	2,983,052	5,512	0.73%	2,982,421	7,349	0.98%
Noninterest-Bearing Liabilities	775,914			769,871			730,428
Shareholders' Equity	406,939			404,974			437,535
Total Liabilities and Shareholders' Equity	$4,146,104			$4,157,897			$4,150,384
Net Interest Income[3]		$28,364			$29,731			$26,702
Net Interest Margin[3]			2.82%			2.96%			2.71%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (YTD AVERAGES)
(Unaudited)

	December 31, 2021			December 31, 2020
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$194,492	$271	0.14%	$104,526	$302	0.29%
Tax-Free Investment Securities[3]	34,171	1,116	3.27%	47,364	1,567	3.31%
Taxable Investment Securities	798,672	12,442	1.56%	697,408	14,264	2.05%
Total Securities	832,843	13,558	1.63%	744,772	15,831	2.13%
Tax-Free Loans[3]	189,716	5,991	3.16%	307,023	9,739	3.17%
Taxable Loans	2,751,169	115,448	4.20%	2,672,435	117,226	4.39%
Total Loans	2,940,885	121,439	4.13%	2,979,458	126,965	4.26%
Federal Home Loan Bank Stock	3,420	121	3.54%	4,925	218	4.43%
Total Interest-Earning Assets	3,971,640	135,389	3.41%	3,833,681	143,316	3.74%
Noninterest Earning Assets	170,856			276,473
Total Assets	$4,142,496			$4,110,154

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$413,714	$1,007	0.24%	$321,036	$1,140	0.36%
Money Market	383,391	1,130	0.29%	197,225	924	0.47%
Savings	663,382	682	0.10%	599,637	632	0.11%
Certificates of Deposit	1,484,436	19,427	1.31%	1,818,837	32,695	1.80%
Total Interest-Bearing Deposits	2,944,923	22,246	0.76%	2,936,735	35,391	1.21%
Federal Funds Purchased	—	—	—%	55	1	1.82%
Federal Home Loan Bank Borrowings	25,986	313	1.20%	30,628	361	1.18%
Other Borrowings	3,167	155	4.89%	1,408	73	5.18%
Total Borrowings	29,153	468	1.61%	32,091	435	1.36%
Total Interest-Bearing Liabilities	2,974,076	22,714	0.76%	2,968,826	35,826	1.21%
Noninterest-Bearing Liabilities	769,401			667,914
Shareholders' Equity	399,019			473,414
Total Liabilities and Shareholders' Equity	$4,142,496			$4,110,154
Net Interest Income[3]		$112,675			$107,490
Net Interest Margin[3]			2.84%			2.80%

LOANS AND LOANS HELD-FOR-SALE
(Unaudited)

(Dollars in Thousands)	December 31, 2021	September 30, 2021	December 31, 2020
Commercial
Commercial Real Estate	$1,323,252	$1,346,953	$1,453,799
Commercial and Industrial	345,376	387,402	557,164
Total Commercial Loans	1,668,628	1,734,355	2,010,963
Consumer
Residential Mortgages	457,988	449,118	472,170
Other Consumer	44,666	44,953	57,647
Total Consumer Loans	502,654	494,071	529,817
Construction	282,947	297,337	406,390
Other[5]	357,900	358,394	—
Total Portfolio Loans	2,812,129	2,884,157	2,947,170
Loans Held-for-Sale	228	4,889	25,437
Loans Held-for-Sale in Connection with Sale of Bank Branches, at the lower of cost or fair value	—	—	9,835
Total Loans	$2,812,357	$2,889,046	$2,982,442

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ASSET QUALITY DATA
(Unaudited)

(Dollars in Thousands)	December 31, 2021	September 30, 2021	December 31, 2020
Nonperforming Loans
Commercial Real Estate	$595	$606	$224
Commercial and Industrial	451	547	456
Residential Mortgages	2,551	2,500	4,135
Other Consumer	73	77	191
Construction	177	1,920	2,012
Other	—	—	—
Total Nonperforming Loans	3,847	5,650	7,018

Nonperforming Troubled Debt Restructurings
Commercial Real Estate	2,742	146	21,667
Commercial and Industrial	—	—	—
Residential Mortgages	—	—	—
Other Consumer	—	—	—
Construction	808	3,071	3,319
Other	—	—	—
Total Nonperforming Troubled Debt Restructurings	3,550	3,217	24,986
Total Nonperforming Loans and Troubled Debt Restructurings	7,397	8,867	32,004
Other Real Estate Owned	10,916	13,265	15,722
Total Nonperforming Assets	$18,313	$22,132	$47,726

	For the Periods Ended
(Dollars in Thousands)	December 31, 2021	September 30, 2021	December 31, 2020
Nonperforming Loans	$7,397	$8,867	$32,004
Other Real Estate Owned	10,916	13,265	15,722
Total Nonperforming Assets	18,313	22,132	47,726

Troubled Debt Restructurings (Nonaccruing)	3,550	3,217	24,986
Troubled Debt Restructurings (Accruing)	172,592	175,991	109,250
Total Troubled Debt Restructurings	$176,142	$179,208	$134,236

Nonperforming Loans to Total Portfolio Loans	0.26%	0.31%	1.09%
Nonperforming Assets to Total Portfolio Loans plus Other Real Estate Owned	0.65%	0.76%	1.61%
Allowance for Credit Losses to Total Portfolio Loans	3.41%	3.44%	1.83%
Allowance for Credit Losses to Nonperforming Loans	1297.00%	1119.82%	168.96%
Net Loan Charge-offs (Recoveries) QTD	$4,294	$9,612	$712
Net Loan Charge-offs (Recoveries) YTD	$23,127	$18,833	$2,694
Net Loan Charge-offs (Recoveries) (Annualized) to Average Portfolio Loans QTD	0.60%	1.30%	0.09%
Net Loan Charge-offs (Recoveries) (Annualized) to Average Portfolio Loans YTD	0.79%	0.85%	0.09%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ALLOWANCE FOR CREDIT LOSSES
(Unaudited)

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Balance Beginning of Period	$99,294	$109,319	$49,965	$54,074	$38,762
Impact of CECL Adoption	—	—	—	61,642	—
Provision for Credit Losses	939	(413)	4,821	3,350	18,006
Charge-offs:
Commercial Real Estate	2,237	9,187	—	19,662	40
Commercial and Industrial	178	188	56	374	66
Residential Mortgages	—	56	173	273	258
Other Consumer	423	424	719	2,256	3,991
Construction	1,859	—	—	1,859	—
Other	—	—	—	—	—
Total Charge-offs	4,697	9,855	948	24,424	4,355
Recoveries:
Commercial Real Estate	10	9	—	159	707
Commercial and Industrial	286	3	70	291	2
Residential Mortgages	—	1	26	168	27
Other Consumer	107	198	140	586	737
Construction	—	32	—	93	188
Other	—	—	—	—	—
Total Recoveries	403	243	236	1,297	1,661
Total Net Charge-offs	4,294	9,612	712	23,127	2,694
Balance End of Period	$95,939	$99,294	$54,074	$95,939	$54,074

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
(Unaudited)
(Dollars in Thousands, except per share data)
DEFINITIONS AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:

[1] Pre-tax Pre-provision Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net Interest Income	$28,050	$29,401	$26,153	$111,183	$105,115
Noninterest Income	5,776	6,915	5,589	28,881	26,580
Noninterest Expense	26,236	24,685	23,841	102,285	158,775
Pre-tax Pre-provision Income (Loss)	$7,590	$11,631	$7,901	$37,779	$(27,080)

Gains on Sales of Securities, net	$(419)	$(1,341)	$(959)	$(6,869)	$(6,882)
Losses on Sales and Write-downs of Bank Premises, net	117	7	11	231	99
Losses on Sales and Write-downs of OREO, net	199	608	78	3,622	1,435
Branch Consolidation Severance and Expenses	13	39	—	579	—
Non-recurring Fees[6]	(130)	(1,289)	(231)	(2,028)	(304)
OREO Income	(8)	(7)	(61)	(90)	(340)
Gain on Sale of Branches	—	—	—	(506)	—
FHLB Prepayment Penalty	39	—	—	39	—
Professional Finder's Fee[7]	150	574	—	724	—
Contingent Liability	—	—	—	—	(144)
Goodwill Impairment	—	—	—	—	62,192
Core Pre-tax Pre-provision Income (Non-GAAP)	$7,551	$10,222	$6,739	$33,481	$28,976

[2] Core Net Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net Income (Loss)	$5,610	$11,173	$2,942	$31,590	$(45,858)
Gains on Sales of Securities, net	(419)	(1,341)	(959)	(6,869)	(6,882)
Losses on Sales and Write-downs of Bank Premises, net	117	7	11	231	99
Losses on Sales and Write-downs of OREO, net	199	608	78	3,622	1,435
Branch Consolidation Severance and Expenses	13	39	—	579	—
Non-recurring Fees[6]	(130)	(1,289)	(231)	(2,028)	(304)
OREO Income	(8)	(7)	(61)	(90)	(340)
Gain on Sale of Branches	—	—	—	(506)	—
FHLB Prepayment Penalty	39	—	—	39	—
Professional Finder's Fee[7]	150	574	—	724	—
Contingent Liability	—	—	—	—	(144)
Total Tax Effect	8	296	244	903	1,289
Goodwill Impairment	—	—	—	—	62,192
Core Net Income (Non-GAAP)	$5,579	$10,060	$2,024	$28,195	$11,487

Average Shares Outstanding - diluted	26,350,877	26,348,488	26,300,754	26,342,729	26,379,774
Core Earnings Per Common Share (diluted) (Non-GAAP)	$0.21	$0.38	$0.08	$1.07	$0.44

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
3 Net interest income has been computed on a fully taxable equivalent basis ("FTE") using a 21% federal income tax rate for the 2021 and 2020 periods.

Net Interest Income (FTE) (Non-GAAP)	Quarter-to-Date			Year-to-Date
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Interest Income	$32,933	$34,913	$33,502	$133,897	$140,941
Interest Expense	4,883	5,512	7,349	22,714	35,826
Net Interest Income	28,050	29,401	26,153	111,183	105,115
Tax Equivalent Adjustment[3]	314	330	549	1,492	2,375
Net Interest Income (FTE) (Non-GAAP)	$28,364	$29,731	$26,702	$112,675	$107,490
Net Interest Income (Annualized)	$112,531	$117,955	$106,228	$112,675	$107,490
Average Earning Assets	3,985,152	3,988,343	3,913,223	3,971,640	3,833,681
Net Interest Margin (FTE) (Non-GAAP)	2.82%	2.96%	2.71%	2.84%	2.80%
(Unaudited)
(Dollars in Thousands, except per share data)

[4] Core Efficiency Ratio (Non-GAAP)	Quarter-to-Date			Year-to-Date
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Noninterest Expense	$26,236	$24,685	$23,841	$102,285	$158,775
Less: Losses on Sales and Write-downs of Bank Premises, net	(117)	(7)	(11)	(231)	(99)
Less: Losses on Sales and Write-downs of OREO, net	(199)	(608)	(78)	(3,622)	(1,435)
Less: Branch Consolidation Severance and Expenses	(13)	(39)	—	(579)	—
Less: FHLB Prepayment Penalty	(39)	—	—	(39)	—
Less: Professional Finder's Fee[7]	(150)	(574)	—	(724)	—
Less: Goodwill Impairment	—	—	—	—	(62,192)
Core Noninterest Expense (non-GAAP)	$25,718	$23,457	$23,752	$97,090	$95,049

Net Interest Income	$28,050	$29,401	$26,153	$111,183	$105,115
Plus: Taxable Equivalent Adjustment	314	330	549	1,492	2,375
Net Interest Income (FTE) (non-GAAP)	$28,364	$29,731	$26,702	$112,675	$107,490
Less: Gains on Sales of Securities, net	(419)	(1,341)	(959)	(6,869)	(6,882)
Less: Non-recurring Fees[6]	(130)	(1,289)	(231)	(2,028)	(304)
Less: OREO Income	(8)	(7)	(61)	(90)	(340)
Less: Gain on Sale of Branches	—	—	—	(506)	—
Less: Contingent Liability	—	—	—	—	(144)
Noninterest Income	5,776	6,915	5,589	28,881	26,580
Core Net Interest Income (FTE) (non-GAAP) plus noninterest income	$33,583	$34,009	$31,040	$132,063	$126,400

Core Efficiency Ratio (Non-GAAP)	76.58%	68.97%	76.52%	73.52%	75.20%
5 The break-out of “Other” loans totaled $357.9 million consisting of $132.6 million of CRE, $76.0 million of C&I, $40.9 million of residential mortgages and $108.4 million of construction. Results for the periods for “Other” loans beginning after January 1, 2021 are presented under ASC 326, while prior period amounts continue to be reported in accordance with previously applicable GAAP.
6 The Non-recurring fees include $0.9 million of loan late charges in addition to PPP related fees.
7 The professional finder’s fee is related to fees associated with note sales in 2021.